Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

BRIDGEPOINT EDUCATION, INC.

of

Up to 10,250,000 Shares of its Common Stock

at a Purchase Price of $19.50 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 11, 2013,

UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

Bridgepoint Education, Inc., a Delaware corporation (“Bridgepoint,” the “Company,” “we,” or “us”), is offering to purchase up to 10,250,000 shares of our common stock, par value $0.01 per share (the “common stock”), at a purchase price of $19.50 per share without interest and less any applicable withholding tax, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). The number of shares to be purchased includes shares that may be tendered upon conditional exercise of vested stock options with an exercise price of less than $19.50 per share (“Option Shares”) as described in Section 3. As used in this Offer to Purchase, unless otherwise noted, the term “shares” includes Option Shares but does not include any shares used to pay the exercise price in “cashless” exercises of options or warrants or to satisfy tax withholding obligations on option exercise.

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the tender offer, a price of $19.50 per share, without interest and less any applicable withholding taxes. Only shares properly tendered and not properly withdrawn will be purchased. Due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 10,250,000 shares pursuant to the Offer. See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED BUT IS SUBJECT TO OTHER CONDITIONS. See Section 7.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “BPI.” On November 12, 2013, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $16.86 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES PURSUANT TO THE OFFER. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, OUR SPECIAL COMMITTEE, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. See Section 2.

The directors and executive officers of the Company are entitled to participate in the Offer on the same basis as all other stockholders. Warburg Pincus Private Equity VIII, L.P. and its affiliates (“Warburg Pincus”), our major stockholder, has advised us that it intends to tender the maximum number of shares it can tender without potentially triggering a change in control of the Company under applicable regulations and accreditation standards, assuming pro ration. The Company currently estimates that this will result in no more than 8.6 million shares held by Warburg Pincus being accepted, although, depending on the participation in the tender by other stockholders and pro ration, the number of shares held by Warburg Pincus that is accepted could be less. We anticipate that our directors and executive officers intend to tender, in the aggregate, approximately 4.2 million shares beneficially owned by them (including shares underlying certain exercisable options) in the Offer, although no final decisions have been made. This number excludes any shares beneficially owned by representatives of Warburg Pincus that sit on our board of directors. See Section 11 for the current beneficial ownership of each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock and each of our directors and executive officers. The 10,250,000 shares that the Company is offering to purchase pursuant to the Offer (including the shares issuable upon the exercise of vested options that are expected to be conditionally exercised) represent approximately 18.8% of the Company’s shares outstanding on October 31, 2013.

The equity ownership of our directors and executive officers who do not tender their shares in the Offer will increase proportionally as a percentage of our outstanding common stock following the consummation of the Offer, and could also proportionally increase to a greater or lesser extent if they were to tender some but not all of their shares. In the event that one or more of our directors or executive officers tenders shares in the Offer and such shares are purchased pursuant to the Offer, such person’s proportional holdings of shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether more or fewer shares are purchased pursuant to the Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

Barclays

November 13, 2013

Exhibit (a)(1)(A)

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before 5:00 p.m., New York City time, on Wednesday, December 11, 2013 (unless the Offer is extended):

•	complete and sign the Letter of Transmittal, or a manually signed facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or a manually signed facsimile thereof, together with any other required documents, including the share certificates, to the Depositary (as defined herein);

•	tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

•	request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

If you are a holder of vested options to purchase shares under the 2005 Stock Incentive Plan, as amended, or the 2009 Stock Incentive Plan, as amended (together, the “Stock Incentive Plans”), you may exercise your options and tender any of the shares issued upon exercise or you may conditionally exercise any such vested options to purchase shares and tender the remaining underlying shares, subject to acceptance of the Offer. In either case, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase, and you must review the separate materials enclosed with this Offer to Purchase related to the tendering of the shares underlying vested options that are conditionally exercised.

Holders or beneficial owners of shares acquired under the Employee Stock Purchase Plan (“ESPP”) that are held with E-Trade who wish to tender any of such shares in the Offer must follow the separate instructions and procedures described in Section 3. An ESPP participant who has previously transferred his or her shares should contact the broker that currently holds the shares.

To properly tender shares, you must validly complete the Letter of Transmittal.

Questions and requests for assistance may be directed to MacKenzie Partners Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such U.S. state.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE

INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET	i

FORWARD LOOKING STATEMENTS	ix

INTRODUCTION	1

1. Number of Shares; Proration	2

2. Purpose of the Offer; Certain Effects of the Offer; Other Plans	5

3. Procedures for Tendering Shares	8

4. Withdrawal Rights	15

5. Purchase of Shares and Payment of Purchase Price	16

6. Conditional Tender of Shares	17

7. Conditions of the Offer	18

8. Price Range of the Shares	21

9. Source and Amount of Funds	21

10. Certain Information Concerning the Company	22

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	24

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act	31

13. Legal Matters; Regulatory Approvals	32

14. Material U.S. Federal Income Tax Consequences	37

15. Extension of the Offer; Termination; Amendment	40

16. Fees and Expenses	41

17. Certain Financial Information	41

18. Miscellaneous	44

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. We refer to the common stock of the Company, par value $0.01 per share, as the “common stock,” and to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase up to 10,250,000 shares of our common stock, par value $0.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $19.50 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

We will purchase up to 10,250,000 shares in the Offer (representing approximately 18.8% of our outstanding shares), or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. If more than 10,250,000 shares are properly tendered, we will purchase all shares properly tendered and not properly withdrawn on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 1,091,522, based on 54,576,091 shares of our common stock issued and outstanding as of October 31, 2013), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.

How will the Company pay for the shares?

Assuming that the maximum of 10,250,000 shares are tendered in the Offer at a purchase price of $19.50 per share, the aggregate purchase price will be approximately $200 million. We expect that expenses for the Offer will be approximately $2 million. We anticipate that we will pay for the shares tendered in the Offer from our available cash. See Sections 7 and 9.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on Wednesday, December 11, 2013, at 5:00 p.m., New York City time, unless we extend it. See Section 1.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

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We may choose to extend the Offer at any time and for any reason, subject to applicable law. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, cash flow, capital structure, assets, the current market price of the shares and the terms on which corporate credit currently is generally available in the credit markets. We further believe that investing in our own shares is an attractive use of capital and an efficient and effective means to provide value to our stockholders while preserving our ability to pursue selective acquisitions that have the potential to increase stockholder value. The Offer represents an opportunity for the Company to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in the Company.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived, each as determined by us in our discretion, prior to the expiration of the Offer, including, but not limited to:

•	No legal action shall have been threatened, instituted or pending that seeks to challenge or delay the Offer or could reasonably be expected to materially and adversely affect our business, financial condition, results of operations or prospects or the value of our shares;

•	No regulatory or accreditation related action or challenge shall have been initiated, or be determined by us, in our sole discretion, to be reasonably possible, that could reasonably be expected to materially and adversely affect our institutions or their operations;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially and adversely affect our business, financial condition, results of operations or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

•	No general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred;

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business shall have occurred;

•	No decrease of more than 10% in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Composite Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 12, 2013 shall have occurred;

•	No person shall have proposed, announced or made a tender or exchange offer, merger, acquisition, business combination or other similar transaction with or involving us, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a Schedule 13D or 13G filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) on or before November 12, 2013). No person or group which has made such filing on or before November 12, 2013 shall have acquired or proposes to acquire an additional 1% or more of our outstanding shares. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding shares;

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

•	No change (or event involving a prospective change) shall have occurred that could reasonably be expected to materially and adversely affect our business, financial condition, results of operations or prospects or the value of our shares; and

•	Our determination that the consummation of the Offer will not cause our common stock to either (i) be held of record by fewer than 300 persons or (ii) be delisted from NYSE or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares to either (1) be held of record by fewer than 300 persons; or (2) be delisted from NYSE or not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Wednesday, December 11, 2013, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a manually signed facsimile thereof, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure set forth in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

Holders of vested options granted under the Stock Incentive Plans with an exercise price of less than $19.50 per share may either:

(a)        conditionally exercise such options (that is, exercise them if and only to the extent that the Option Shares are purchased in the offer) on a “cashless” basis and tender the underlying Option Shares by following the special instructions and procedures for optionees described in Section 3, or

(b)        unconditionally exercise their vested options and tender shares issued upon exercise by following the instructions and procedures for tendering stockholders described in Section 3.

In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the tender price, the tax consequences of choosing to exercise any options and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender such interests or shares represented by such interests.

Can I participate in the Offer if I hold shares through the Employee Stock Purchase Plan?

Shares acquired in connection with participation in the ESPP are initially registered in the name of E*TRADE, a broker not affiliated with the Company. Participants who hold shares of our common stock acquired through the ESPP, and who have not previously transferred such shares to another broker, will receive instructions from E*TRADE, the broker for the ESPP, with respect to tendering ESPP Shares. An ESPP participant who has transferred his or her shares to another broker will receive instructions from his or her current broker with respect to tendering ESPP shares. Please contact E*TRADE (or the current broker) and/or the Information Agent with any questions regarding tendering shares acquired in connection with participation in the ESPP. See Section 3.

How do holders of warrants participate in the Offer?

Holders of warrants who wish to participate in the Offer must exercise their warrants and tender shares issued upon exercise by following the instructions and procedures described in Section 3.

All outstanding warrants to purchase the Company’s common stock expire on December 1, 2013 (the “Warrant Expiration Date”), which is prior to the Expiration Time. The Offer will not extend the Warrant Expiration Date or otherwise modify the terms of outstanding warrants.

What happens if more than 10,250,000 shares are tendered?

If more than 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase shares:

•	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration of the Offer;

•	second, from all other stockholders who properly tender shares, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied) and optionees tendering shares underlying options, each with appropriate adjustments to avoid purchases of fractional shares; and

•	third, only if necessary to permit us to purchase up to 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you (1) own beneficially or of record fewer than 100 shares in the aggregate, (2) properly tender and do not properly withdraw all of those shares before the Offer expires and (3) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

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Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Wednesday, December 11, 2013, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Friday, January 10, 2014. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct your nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Special Committee, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 and Section 11.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

The directors and executive officers of the Company are entitled to participate in the Offer on the same basis as all other stockholders. Warburg Pincus, our major stockholder, has advised us that it intends to tender the maximum number of shares it can tender without potentially triggering a change in control of the Company under applicable regulations and accreditation standards, assuming pro ration. The Company currently estimates that this will result in no more than 8.6 million shares held by Warburg Pincus being accepted, although, depending on the participation in the tender by other stockholders and pro ration, the number of shares held by Warburg Pincus that is accepted could be less. We anticipate that our directors and executive officers intend to tender, in the aggregate, approximately 4.2 million shares beneficially owned by them (including shares underlying certain exercisable options) in the Offer, although no final decisions have been made. This number excludes any shares beneficially owned by representatives of Warburg Pincus that sit on our board of directors. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On November 12, 2013, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $16.86 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal tax consequences if I exercise a vested stock option in order to tender shares?

Because your option is classified as a nonstatutory stock option (“NSO”), if you exercise it and then sell the shares you purchased in the Offer, the difference between (a) the fair market value of those shares at the time of exercise and (b) the exercise price of those shares (this difference is often called the “spread” at exercise), generally will be treated as ordinary income to you. The sale of shares by you under the Offer may be treated as a sale or exchange of such shares for U.S. federal income tax purposes.

The exercise of a NSO granted to employees generally is subject to tax withholding and reporting. The portion that is ordinary income to you will be subject to all the normal withholding on compensation, including federal, state, and depending on your location, local income taxes as well as applicable employment tax withholdings. The tax withholding rate will differ for employees based on their individual tax situations. At the same time you pay the exercise price of the options you are exercising in connection with the Offer, you must pay for all applicable tax withholdings on the NSOs you exercise. We will report any ordinary income you recognize and taxes withheld on your Form W-2 and other applicable tax filings for 2013. If you were granted a NSO and it vested in your capacity as a non-employee service provider, then we will report any ordinary income you recognize on your Form 1099, but we will not withhold any taxes.

The U.S. federal tax summaries above do not address other tax rules; for instance, they do not address the state, local, employment or non-U.S. tax implications of the exercise of your stock options in connection with the Offer, nor do the summaries above discuss the application of Section 409A of the Internal Revenue Code to your stock options. In addition, if you are subject to tax in both the U.S.

and another country, different or additional tax rules also may apply. Accordingly, we strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor if you are considering exercise of your vested stock options in order to participate in the Offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a dividend distribution in respect of stock from the Company. See Section 3 and Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or if tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners Inc., the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

FORWARD LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. Important factors that could cause actual results to differ materially from those underlying our forward-looking statements include, among others, the following:

•	our ability to complete the Offer;

•	the number of shares tendered in the Offer and the proration factor;

•	the price at which we purchase shares pursuant to the Offer and the number of shares we are able to purchase pursuant to the Offer;

•	the effect of legislative initiatives or proposals, changes in statutes, governmental regulation or rules of accrediting bodies or other changes impacting our operations or those of our institutions; and

•	the other risks and uncertainties described in our Form 10-K/A for the fiscal year ended December 31, 2012 and Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, in each case including the risk factors contained in Item 1A thereof.

You should not place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase, or the date of the documents incorporated by reference if contained therein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this Offer to Purchase, except as required by law. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.01 per share (the “common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 10,250,000 shares of our common stock, at a purchase price of $19.50 per share (the “Purchase Price”), less applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., New York City time, on Wednesday, December 11, 2013, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered. We will return shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 1,091,522 million shares). See Sections 1 and 15.

Tendering Stockholders whose shares are registered in their own names and who tender directly to Wells Fargo Shareowner Services, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on any minimum number of shares being tendered. However, our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, our Special Committee, the Dealer Manager, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

The directors and executive officers of the Company are entitled to participate in the Offer on the same basis as all other stockholders. Warburg Pincus, our major stockholder, has advised us that it intends to tender the maximum number of shares it can tender without potentially triggering a change in control of the Company under applicable regulations and accreditation standards, assuming pro ration. The Company currently estimates that this will result in no more than 8.6 million shares held by Warburg Pincus being accepted, although, depending on the participation in the tender by other stockholders and pro ration, the number of shares held by Warburg Pincus that is accepted could be less. We anticipate that our directors and executive officers intend to tender, in the aggregate, approximately 4.2 million shares beneficially owned by them (including shares underlying certain exercisable options) in the Offer, although no final decisions have been made. This number excludes any shares beneficially owned by representatives of Warburg Pincus that sit on our board of directors. See Section 11 for the current beneficial ownership of each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock and each of our directors and executive officers. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer and could also proportionally increase to a greater or lesser extent if such persons were to tender some but not all of their shares. In the event that one or more of our directors and executive officers tenders shares in the Offer and such shares are purchased pursuant to the Offer, such person’s proportional holdings of shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether more or fewer shares are purchased pursuant to the Offer. See Section 11.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses of Barclays Capital Inc., the Dealer Manager, MacKenzie Partners Inc., the Information Agent, Wells Fargo Shareowner Services, the Depositary, and all printing costs incurred in connection with this Offer. See Section 16.

As of October 31, 2013, there were 54,576,091 shares of our common stock issued and outstanding. The 10,250,000 shares that we are offering to purchase hereunder represent approximately 18.8% of the total number of outstanding shares of our common stock as of October 31, 2013. The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “BPI.” On November 12, 2013, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $16.86 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER

1.  Number of Shares; Proration

General.  Upon the terms and subject to the conditions of the Offer, we will purchase up to 10,250,000 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at the Purchase Price of $19.50 per share, without interest and less any applicable withholding taxes.

The term “Expiration Time” means 5:00 p.m., New York City time, on Wednesday, December 11, 2013, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Commission, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 1,091,522, based on 54,576,091 shares of our common stock issued and outstanding as of October 31, 2013), without amending or extending the Offer. See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for “odd lots” and shares conditionally tendered for which the tender condition was not initially satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	change the price to be paid for shares from $19.50 per share;

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (approximately 1,091,522, based on 54,576,091 shares of our common stock issued and outstanding as of October 31, 2013); or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration, regulatory cutback or conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 10,250,000, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the Purchase Price.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 10,250,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

–	tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

–	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered (including shares underlying tendered options) on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase up to 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, Stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots.  The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures set forth in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the Holder’s shares. Any Odd Lot Holder wishing to tender all of the stockholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders and shares conditionally tendered, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.  Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer.  Our Board of Directors created a Special Committee to review, with the assistance of management, a variety of alternatives for using our available financial resources. The Special Committee considered our existing and anticipated capital structure and financial position, including our outstanding common stock, financial ratios, the market price of our common stock and our operations, strategy and expectations for the future. Our Board of Directors and the Special Committee believe that the Offer is a prudent use of our financial resources and an effective means of providing value to our stockholders while preserving our ability to pursue selective acquisitions that have the potential to increase stockholder value.

In determining the number of shares to purchase in the Offer and the appropriate price per share, the Special Committee considered a broad range of factors, including, but not limited to, the Company’s financial structure, financial condition, operations, competitive position, resources and prospects, recent market prices of the Company’s shares, trading volumes, the Company’s desire for future financial flexibility and the attractiveness of the Offer to the Company’s stockholders. The Special Committee also considered risk and uncertainties, such as the potential effect on the Company’s cash balances and capital requirements. The Special Committee further considered alternative structures for a self-tender offer and determined that a “fixed price” tender offer would be more easily communicated to and understood by individual investors and would result in an overall simplification of the decision whether to tender.

Following its review, the Special Committee believes that the Offer represents a mechanism to provide all of our stockholders with the opportunity to receive a return of some or all of your investment if you so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales, although you should be aware that if you hold your shares through a bank, broker, dealer, trust company or other nominee and that nominee tenders your shares on your behalf, that nominee may charge you a fee for doing so. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 9.

Neither we nor any member of our Board of Directors, our Special Committee, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer.  Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on NYSE or otherwise, at a net price significantly higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held as treasury stock and would, if returned to the status of authorized but unissued stock, be available for us to issue without further stockholder action (except as required by applicable law or the rules of NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

The directors and executive officers of the Company are entitled to participate in the Offer on the same basis as all other stockholders. Warburg Pincus, our major stockholder, has advised us that it intends to tender the maximum number of shares it can tender without potentially triggering a change in control of the Company under applicable regulations and accreditation standards, assuming pro ration. The Company currently estimates that this will result in no more than 8.6 million shares held by Warburg Pincus being accepted, although, depending on the participation in the tender by other stockholders and pro ration, the number of shares held by Warburg Pincus that is accepted could be less. We anticipate that our directors and executive officers intend to tender, in the aggregate, approximately 4.2 million shares beneficially owned by them (including shares underlying certain exercisable options) in the Offer, although no final decisions have been made. This number excludes any shares beneficially owned by representatives of Warburg Pincus that sit on our board of directors. See Section 11 for the current beneficial ownership of each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock and each of our directors and executive officers. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer and could also proportionally increase to a greater or lesser extent if such persons were to tender some but not all of their shares. In the event that one or more of our directors and executive officers tenders shares in the Offer and such shares are purchased pursuant to the Offer, such person’s proportional holdings of shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether more or fewer shares are purchased pursuant to the Offer. See Section 11.

Other Plans.  Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer, except for the planned change in our principal accounting officer previously disclosed in our Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC on November 5, 2013;

•	any other material change in our corporate structure or business;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.  Procedures for Tendering Shares

Valid Tender.  For a stockholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to instruct them to accept the Offer on your behalf. We urge you to contact your bank, broker, dealer, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge stockholders who hold shares through a bank, broker, dealer, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender shares through the nominee and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Holders of options to purchase shares with an exercise price of less than $19.50 per share who wish to conditionally exercise their options must follow the separate instructions described below under “Special Procedures for Holders of Options.”

Optionees holding vested options to purchase shares (without regard to exercise price) may also unconditionally exercise their options and tender the shares received upon exercise in accordance with the instructions and procedures described in Section 3 with respect to shares generally. Except for the conditional exercise of an option in accordance with the Option Election Form, the exercise of an option cannot be revoked even if the shares received upon the exercise and tendered in the Offer are not accepted for purchase for any reason.

Book-Entry Transfer.  For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-

entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing such participant as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of

Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a manually signed facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a manually signed facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Special Procedures for Holders of Options.  Optionees with vested (but unexercised) options to purchase shares granted under the Stock Incentive Plans with an exercise price of less than $19.50 per share may conditionally exercise some or all of such options as part of the Offer by instructing the Company to tender all of the Option Shares resulting from the exercise. This exercise of options is “conditional” because the optionee is deemed to exercise the option (and pay the exercise price) only if and to the extent that the Company actually purchases the Option Shares in the Offer. If the Company does not purchase an Option Share, the option for the Option Share will not be deemed exercised and will remain outstanding. Optionees planning to tender Option Shares in the Offer may only do so through a “cashless” exercise of such options. The Company will determine the number of shares needed by the optionee to pay the exercise price of the option and any applicable tax withholding due upon exercise of the option based on the Purchase Price (the “Option Cost”). The Company will deduct the Option Cost from the total number of shares subject to the option being exercised and will tender the remaining net Option Shares for the optionee (the “Net Option Shares”). Accordingly, the optionee will receive $19.50 for each Net Option Share purchased and not for each share subject to the option exercise. Optionees who wish to conditionally exercise their options and tender the resulting shares must follow the procedures set forth in the Memo to Optionees and the Option Election Form, mailed to them with this Offer to Purchase. Optionees are urged to read the Memo to Optionees and the Option Election Form carefully.

Optionees eligible to conditionally exercise their options may direct on the Option Election Form the order in which the optionee wishes to have his or her options conditionally exercised. If an optionee does not direct the order in which he or she wishes to have the options exercised, options will be exercised in order of exercise price, beginning with options having the lowest exercise price. The deadline for submitting instructions regarding the conditional exercise of options and the tender of the underlying shares on the Option Election Form is 5:00 p.m., New York City time, on Thursday, December 5, 2013 (the “Option Election Deadline”).

Optionees may also unconditionally exercise vested but unexercised options (regardless of exercise price) in accordance with the terms of the applicable Stock Incentive Plans and tender the shares received upon exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally.

Optionees who believe they may be eligible for “odd lot” priority must also complete the section captioned “Odd Lots” on the Letter of Transmittal and include that with the Option Election Form in order to receive “odd lot” priority treatment on their Option Shares.

Holders of vested options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the tender price, the tax consequences of choosing to exercise any options and the provisions for pro rata purchases by the Company described in Section 1 above. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards and other restricted equity interests cannot tender such interests or shares represented by such interests.

Warrant Shares.  Holders of warrants who wish to participate in the Offer may exercise their warrants and tender the shares received upon exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally.

All outstanding warrants to purchase the Company’s common stock expire on December 1, 2013, the Warrant Expiration Date, which is prior to the completion of the Offer. The Company will not conditionally purchase warrants in the Offer. If you hold a warrant, you may choose to exercise your warrant in accordance with its terms and tender the shares received upon such exercise in accordance with the Offer. If you hold a warrant and for any reason (a) you fail to properly or timely exercise your warrant or (b) you fail to pay the applicable exercise price for your warrant, in either case, before the Warrant Expiration Date, your warrant will expire unexercised and no shares will be issued to you. The Offer will not extend the Warrant Expiration Date or otherwise modify the terms of your warrant.

Participants in the Employee Stock Purchase Plan.  Shares acquired in connection with participation in the ESPP are initially registered in the name of E*TRADE, a broker not affiliated with the Company, and, if an ESPP participant has not previously transferred his or her shares from

E*TRADE, the instructions applicable to brokers and other nominees should be followed. Please contact E*TRADE and/or the Information Agent with any questions regarding tendering shares acquired in the ESPP. If an ESPP participant has previously transferred his or her shares originally acquired through the ESPP to another broker, the participant should follow the instructions applicable to brokers and other nominees with respect to the broker currently holding the shares originally acquired through the ESPP. An ESPP participant who has previously transferred his or her shares should contact the broker that currently holds the shares and/or the Information Agent with any questions regarding tendering these Shares.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.

U.S. Federal Income Tax Backup Withholding and Withholding.  Under the U.S. backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable Treasury regulations. Therefore, except as provided below, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS. Payments of sale proceeds to U.S. stockholders by a broker and payments of dividends generally will be subject to information reporting to the Internal Revenue Service.

Certain stockholders (including, among others, certain corporations and certain foreign individuals and entities) are not subject to backup withholding. In order for a foreign stockholder to qualify as a recipient exempt from backup withholding, that stockholder must submit a statement (generally, an IRS Form W-8BEN or other applicable IRS Form W-8), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding as described below.

Stockholders are urged to consult with their tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Even if the required certification to avoid backup withholding has been provided, gross proceeds payable pursuant to the Offer to a foreign stockholder or his or her agent will be subject to U.S. withholding tax at a rate of 30%, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States and, in either case, the foreign stockholder provides the appropriate certification, as described below. For this purpose, a foreign stockholder is any stockholder (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors. A foreign stockholder may be eligible to file for a refund from the IRS of all or a portion of such tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced or zero rate of withholding pursuant to an applicable income tax treaty and the Depositary withheld at a higher rate. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8), including a U.S. taxpayer identification number, claiming such exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States, the foreign stockholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. We must report annually to the IRS any dividends paid to a foreign stockholder and the tax withheld with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the foreign stockholder resides. Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at its address listed on the back cover of this Offer to Purchase. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

Tax Consequences of Exercise of Vested Options.  Because your option is classified as a NSO, if you exercise it and then sell the shares you purchased in the Offer, the difference between (a) the fair market value of those shares at the time of exercise and (b) the exercise price of those shares (this difference is often called the “spread” at exercise), generally will be treated as ordinary income to you. The sale of shares by you under the Offer may be treated as a sale or exchange of such shares for U.S. federal income tax purposes. If so treated, any difference between (a) the total sale price of those shares and (b) the fair market value of those shares at the time of exercise will generally be treated as a capital gain or loss (long-term if you had held the shares more than one year; otherwise, short-term).

The exercise of a NSO granted to employees generally is subject to tax withholding and reporting. The portion that is ordinary income to you will be subject to all the normal withholding on compensation, including federal, state, and depending on your location, local income taxes as well as applicable employment tax withholdings. The tax withholding rate will differ for employees based on their individual tax situations. At the same time you pay the exercise price of the options you are exercising in connection with the Offer, you must pay for all applicable tax withholdings on the NSOs you exercise. We will report any ordinary income you recognize and taxes withheld on your Form W-2 and other applicable tax filings for 2013. If you were granted a NSO and it vested in your capacity as a non-employee service provider, then we will report any ordinary income you recognize on your Form 1099, but we will not withhold any taxes.

The U.S. federal tax summaries above do not address other tax rules; for instance, they do not address the state, local, employment or non-U.S. tax implications of the exercise of your stock options in connection with the Offer, nor do the summaries above discuss the application of Section 409A of the Internal Revenue Code to your stock options. In addition, if you are subject to tax in both the U.S. and another country, different or additional tax rules also may apply. Accordingly, we strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor if you are considering exercise of your vested stock options in order to participate in the Offer.

Important Note: If an optionholder is a citizen or tax resident or subject to the tax laws of more than one country, there might be additional or different tax and social insurance consequences that may apply to such individual.

4.  Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on January 10, 2014, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties,

subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.  Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the Purchase Price for (and thereby purchase) up to 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

Any tendering stockholder or other payee that is a U.S. Holder and that fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal or the applicable IRS Form W-8 may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Any foreign stockholder will be subject to withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. See Section 3 and Section 14.

6.  Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for Stockholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 10,250,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase up to 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, Stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.  Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred (or has been determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance of the shares for payment:

•	There has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, accrediting body, or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

–	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

–	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

–	otherwise could reasonably be expected to materially adversely affect our business or that of our institutions, financial condition, results of operations or prospects or the value of our shares;

•	A regulatory or accreditation related action or challenge, including a determination by any regulatory or accrediting body that the Offer may constitute a change in control, has been initiated, or has been determined by us, in our sole discretion, to be reasonably possible, that could reasonably be expected to materially and adversely affect our institutions or their operations;

•	There has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, financial condition, results of operations or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

•	There has occurred a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	There has occurred a commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business;

•	There has been a limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	There has been a decrease of more than 10% in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Composite Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 12, 2013, or any significant increase in interest rates;

•	A tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	We learn that:

–	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 12, 2013);

–	any entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to the Company on or before November 12, 2013 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

–	any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

–	any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

•	Any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consents required to be obtained in connection with the Offer shall not have been obtained;

•	There has occurred any change (or event involving a prospective change) that could reasonably be expected to materially adversely affect our business, financial condition, results of operations or prospects or the value of our shares; or

•	We determine that the consummation of the Offer may either cause the shares to be held of record by fewer than 300 persons or cause our shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. See Section 16. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.

8.  Price Range of the Shares

The shares are traded on the NYSE under the symbol “BPI.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NYSE based on published financial sources.

	High	Low
Fiscal 2010:
First Quarter	$25.76	$14.17
Second Quarter	$27.50	$15.72
Third Quarter	$19.31	$12.75
Fourth Quarter	$19.67	$13.65
Fiscal 2011:
First Quarter	$20.50	$15.83
Second Quarter	$27.25	$15.70
Third Quarter	$30.62	$17.00
Fourth Quarter	$24.27	$16.01
Fiscal 2012:
First Quarter	$27.26	$20.31
Second Quarter	$25.56	$17.87
Third Quarter	$22.19	$8.11
Fourth Quarter	$11.44	$8.51
Fiscal 2013:
First Quarter	$11.38	$9.51
Second Quarter	$13.32	$9.62
Third Quarter	$18.13	$11.89
Fourth Quarter (through November 12, 2013)	$20.33	$15.64

On November 12, 2013, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $16.86 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares.

9.  Source and Amount of Funds

Assuming that the maximum of 10,250,000 shares are tendered in the Offer at the Purchase Price, the aggregate Purchase Price will be approximately $200 million. We expect that expenses for the Offer will be approximately $2 million. We anticipate that we will pay for the shares tendered in the Offer from our cash, cash equivalents and short-term investments.

We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the Offer is completed, we believe that our then-available cash, cash equivalents and short-term investments, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities for the foreseeable future.

10.  Certain Information Concerning the Company

We are a provider of postsecondary education services. Our academic institutions, Ashford University® and University of the RockiesSM, offer associate’s, bachelor’s, master’s and doctoral programs online as well as at their traditional campuses located in Iowa and Colorado, respectively. As of September 30, 2013, our institutions offered approximately 1,560 courses, 80 degree programs and 140 specializations. Our institutions had 68,566 total students enrolled as of September 30, 2013.

Our institutions’ delivery models, weekly start dates, commitment to affordability and the transferability of credits make their programs highly accessible. Our institutions’ online platforms have been designed to deliver a quality educational experience while offering the flexibility and convenience that many students require, particularly working adults. Our institutions are committed to providing a high-quality educational experience to their students. Our institutions have a comprehensive curriculum development process and employ qualified faculty members with significant academic and practitioner credentials. Our institutions conduct ongoing faculty and student assessment processes and provide a broad array of student services.

We are also focused on developing innovative new technologies to improve the way students learn, through technologies such as Waypoint Outcomes®, Constellation™, Thuze™, and the development of our institutions’ mobile learning platforms.

Ashford University.  In March 2005, we acquired The Franciscan University of the Prairies, located in Clinton, Iowa, and renamed it Ashford University. The mission of Ashford University is to provide accessible, affordable, innovative, high-quality learning opportunities and degree programs that meet the diverse needs of individuals pursuing integrity in their lives, professions and communities. The institution offers associate’s, bachelor’s and master’s degree programs online, as well as bachelor’s degree programs at its campus in Clinton, Iowa. Ashford University is comprised of four colleges: the College of Business and Professional Studies, the College of Education, the College of Health, Human Services and Sciences and the College of Liberal Arts. We believe Ashford University is helping to define the modern college experience by combining the heritage of a traditional campus with the flexibility and effectiveness of online learning.

Ashford University continues to invest in enhancing and expanding the physical infrastructure of its campus. The institution encourages online students to follow campus activities, including athletic teams, student clubs and student projects.

Ashford University is accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools (www.ncahlc.org) (“Higher Learning Commission” or “HLC”). On July 10, 2013, the Accrediting Commission for Senior Colleges and Universities of the Western Association of Schools and Colleges (“WASC”) granted Initial Accreditation to Ashford University for five years, until July 15, 2018. This WASC action permits Ashford University to designate WASC as its accreditor of record, subject to (i) the prior approval of U.S. Department of Education (the “Department”), (ii) the university’s voluntary withdrawal from HLC, (iii) receipt of acknowledgment by HLC and (iv) release of HLC’s relevant records to WASC. Ashford University intends to transfer its accreditation from HLC to WASC. For more information about Ashford University’s accreditation, see “Management Discussion and Analysis - Recent Developments” and footnote 11 “Regulatory” to the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Ashford University also maintains a website at www.ashford.edu, the contents of which are not part of this report.

University of the Rockies.  In September 2007, we acquired the Colorado School of Professional Psychology, located in Colorado Springs, Colorado, and renamed it University of the Rockies. The mission of University of the Rockies is to provide high-quality, accessible learning opportunities globally for diverse groups of individuals seeking preparation for life goals, professional practice, service and distinguished leadership. University of the Rockies is a graduate institution that offers master’s and doctoral degree programs in the social and behavioral sciences. Classes at University of the Rockies are presented in a progressive online format, as well as at its campus in Colorado Springs, Colorado. Similar to Ashford University, most students at University of the Rockies attend via the institution’s accessible online platform, which is also available through our mobile applications.

University of the Rockies is accredited by the Higher Learning Commission. For more information about University of the Rockies’ accreditation, see footnote 11 “Regulatory” to the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. University of the Rockies also maintains a website at www.rockies.edu, the contents of which are not part of this report.

Innovation and new technologies.  Central to our ideal of enabling learning anytime, anywhere is the commitment to provide learning platforms and resources that make accessible learning a reality. These innovations include Waypoint Outcomes, Constellation, Thuze and our mobile application technology.

Waypoint Outcomes provides learning and assessment software to K-12 and higher education institutions nationwide. The software combines classic rubric grading scales with easy, efficient technology to help educators teach writing, critical thinking and cognitive skills. Its sophisticated grading palette frees teachers to focus on meaningful, personalized feedback for students by automating mundane and repetitive tasks.

Constellation is an innovative suite of interactive educational materials that increases both the educational quality and affordability of education for online students at Ashford University. We developed Constellation to replace third party textbooks with digital course materials. Constellation materials are displayed in a proprietary, browser-based platform, developed and owned by us. Constellation provides mobile access to students over the Internet as well as on a variety of devices, including web-enabled smartphones and tablet devices. Through Constellation, we were able to significantly decrease student costs and increase student accessibility.

Thuze is a cloud-based, multi-platform, collaborative learning environment for students to interact with their course digital materials and with each other. Thuze leverages the technology that supports our Constellation platform. Thuze provides students with the resources to work from both their desktop computers and also from their tablets and smartphones. We launched Thuze as a pilot program with prominent publishers in higher education.

Ashford University also utilizes mobile application technology that empowers students and faculty to connect to their learning environment via their mobile phones and tablet computers. These innovations have garnered significant interest within the academic community and have led to invitations for our personnel to speak at various academic conferences.

Sense of community.  We believe that a strong sense of community and the familiarity associated with a traditional campus environment are important to recruiting and retaining students and differentiate us from many other online providers. We encourage online students to follow activities on our institutions’ campuses, including student clubs, student projects with our campuses’ local communities and athletic teams. The athletic teams at Ashford University compete as members of the National Associations of Intercollegiate Athletics (“NAIA”). On July 1, 2012, these athletic teams joined the Association of Independent Institutions, which is within the NAIA.

All online student activity, including completing coursework and seeking support services, is initiated through each university’s homepage, which also highlights campus activities, including athletic and social events. Additionally, our institutions hold graduation ceremonies at the campuses for both the campus-based and online students. As a result, students have the opportunity to become more connected to their fellow students and to develop a stronger connection with our institutions.

Our executive offices are located at 13500 Evening Creek Drive North, San Diego, California, 92128, telephone number (858) 668-2586. Our Internet address is www.bridgepointeducation.com for corporate and investor information. The information contained on our web site or connected to our web site is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information.  We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.bridgepointeducation.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

11.  Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of November 12, 2013 is attached to this Offer to Purchase as Schedule I. As of October 31, 2013, there were 54,576,091 shares of our common stock issued and outstanding. The 10,250,000 shares we are offering to purchase under the Offer represent approximately 18.8% of the total number of outstanding shares as of October 31, 2013.

As of October 31, 2013, our directors and executive officers as a group (16 persons) owned an aggregate of 35,837,636 shares, representing approximately 67.6% of the total number of outstanding shares (including stock options exercisable within 60 days of October 31, 2013).

The directors and executive officers of the Company are entitled to participate in the Offer on the same basis as all other stockholders. Warburg Pincus, our major stockholder, has advised us that it intends to tender the maximum number of shares it can tender without potentially triggering a change in control of the Company under applicable regulations and accreditation standards, assuming pro ration. The Company currently estimates that this will result in no more than 8.6 million shares held by Warburg Pincus being accepted, although, depending on the participation in the tender by other stockholders and pro ration, the number of shares held by Warburg Pincus that is accepted could be less. We anticipate that our directors and executive officers intend to tender, in the aggregate, approximately 4.2 million shares beneficially owned by them (including shares underlying certain exercisable options) in the Offer, although no final decisions have been made. This number excludes any shares beneficially owned by representatives of Warburg Pincus that sit on our board of directors. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer and could also proportionally increase to a greater or lesser extent if such persons were to tender some but not all of their shares. In the event that one or more of our directors and executive officers tenders shares in the Offer and such shares are purchased pursuant to the Offer, such person’s proportional holdings of shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether more or fewer shares are purchased pursuant to the Offer. See Section 11.

Security Ownership of Certain Beneficial Owners and Management

The following table presents certain information with respect to the beneficial ownership of our common stock as of October 31, 2013, by: (1) each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock, (2) each named executive officer and director and (3) all executive officers and directors as a group. We have determined beneficial ownership in accordance with SEC rules. Except as indicated below, we believe that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 54,576,091 shares of common stock outstanding on October 31, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 31, 2013. We did not deem these exercisable shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated below, the address of each beneficial owner listed in the table is c/o Bridgepoint Education, Inc., 13500 Evening Creek Drive North, San Diego, CA 92128.

	Number of Shares Held	Number of Shares Subject to Options Exercisable within 60 Days	Total Shares Beneficially Owned
Name of Beneficial Owner			Number	%
Principal Stockholders
Warburg Pincus Private Equity VIII, L.P.(1)	34,589,220	—	34,589,220	63.4%
Directors and Executive Officers
Douglas C. Abts	18,742	93,206	111,948	*
Thomas Ashbrook	20,633	91,601	112,234	*
Andrew S. Clark(2)	790,996	1,196,872	1,987,868	3.6%
Ryan Craig	112,076	20,744	132,820	*
Dale Crandall	11,400	33,317	44,717	*
Daniel J. Devine	83,306	424,585	507,891	*
Marye Anne Fox	—	7,675	7,675	*
Patrick T. Hackett(3)	34,589,220	20,744	34,609,964	63.4%
Robert Hartman	11,400	64,858	76,258	*
Adarsh Sarma(4)	34,589,220	20,744	34,609,964	63.4%
Diane L. Thompson	20,359	91,601	111,960	*
All Directors and Executive Officers as a Group (16 Persons) (5)	35,837,636	3,235,459	39,073,095	67.6%

*	Less than one percent.

(1)

The stockholder is Warburg Pincus Private Equity VIII, L.P., together with two affiliated limited partnerships (“WP VIII”). Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”) and a direct subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the sole general partner of WP VIII. WP is the managing member of WP

Partners. WP VIII is managed by Warburg Pincus LLC (“WP LLC”). WP VIII, WP Partners, WP and WP LLC are collectively referred to as the “Warburg Pincus Entities.” Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares of stock referenced above. Each of Mr. Kaye, Mr. Landy, WP VIII, WP Partners, WP and WP LLC disclaims beneficial ownership of the stock except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy is 450 Lexington Avenue, New York, New York 10017.

(2)	Includes 783,119 shares of common stock held by the Clark Family Trust, dated July 8, 1998, 150,000 of which have been pledged to secure obligations under a prepaid variable forward sale contract.

(3)	Mr. Hackett is a Managing Director and member of WP LLC. All shares indicated as held by Mr. Hackett are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Hackett disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein. Mr. Hackett’s address is c/o Warburg Pincus, LLC, 450 Lexington Avenue, New York, NY 10017.

(4)	Mr. Sarma is a Managing Director and member of WP LLC. All shares indicated as held by Mr. Sarma are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Sarma disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein. Mr. Sarma’s address is c/o Warburg Pincus, LLC, 450 Lexington Avenue, New York, NY 10017.

(5)	Includes 32,366 shares of common stock held by the Sheng Family Trust, dated September 21, 2006.

Equity Incentive Plans

Amended and Restated 2005 Stock Incentive Plan.  In November 27, 2007, the Company adopted the Amended and Restated 2005 Incentive Plan (the “2005 Plan”). As of October 31, 2013, 845,217 options to purchase shares of the Company’s common stock remain outstanding under the 2005 Plan. The 2005 Plan provides for the grant of options and awards to purchase common stock to employees, non-employee directors and consultants who have the potential to impact the long-term success of the Company and its affiliates. An option granted under the 2005 Plan may be a non-statutory stock option or an incentive stock option, but all options that have actually been granted are nonstatutory stock options. The exercise price of an option is determined by the administrator but will not be less than 100% of the fair market value of a share on the date of grant of such option. The 2005 Plan was terminated in connection with our initial public offering and no shares are available for future grant under the 2005 Plan.

2009 Stock Incentive Plan.  The Company’s Board of Directors originally adopted the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (the “2009 Plan”) on March 16, 2009. The 2009 Plan was amended and restated by the Board on March 31, 2013. The Board approved the amendment and restatement of the 2009 Plan on March 18, 2013. The Company’s stockholders approved the 2009 Plan on March 16, 2009 and approved its amendment and restatement on May 13, 2013. As of October 31, 2013, 5,540,756 options to purchase shares of the Company’s common stock and 1,110,075 restricted stock units are outstanding under the 2009 Plan. The 2009 Plan provides for the award of options (which may constitute incentive stock options or nonstatutory stock options, but only nonstatutory stock options have been granted under the 2009 Plan), stock appreciation rights, stock grants and stock units to employees, consultants, directors and non-employee directors. As of October 31, 2013, there were 4,063,628 shares available for future grant under the 2009 Plan.

Stock Ownership Guidelines.  To help align the interests of our executive officers with those of our stockholders, in December 2011, the Board of Directors, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines which provide that senior executive management, including our named executive officers (Andrew S. Clark, Daniel J. Devine, Douglas C. Abts, Thomas Ashbrook and Diane L. Thompson), within five years of becoming subject to the guidelines, shall satisfy the applicable stock ownership guidelines. The named executive officers may not sell shares unless they will satisfy the appropriate ownership guidelines after the sale. In May 2013, the Board of Directors amended the stock ownership guidelines to cover non-employee directors.

Employment and Severance Agreements

We have entered into employment agreements with Messrs. Clark and Devine and severance agreements with Messrs. Abts and Ashbrook and Ms. Thompson. Under the terms of the respective named executive officer’s agreements, in the event of termination of the named executive officer by the Company other than for cause (as defined in the relevant employment or severance agreement) or by the executive with good reason (as defined in the relevant employment or severance agreement), the named executive officer would be entitled to certain payments and benefits:

(1)	lump-sum payments equal to: (i) two times the sum of the executive’s annual salary and target annual bonus for Mr. Clark, (ii) the sum of executive’s annual salary and target annual bonus for Mr. Devine and (iii) one half of the respective executives’ annual salary for each of Messrs. Abts and Ashbrook and Ms. Thompson;

(2)	(a) a continuation of medical insurance benefits for up to: (i) 18 months, with reimbursement for up to an additional six months of medical insurance, for Mr. Clark, and (ii) 12 months for Mr. Devine, and (b) company-paid medical, dental and life insurance premiums for six months for each of Messrs. Abts and Ashbrook and Ms. Thompson; and

(3)	Messrs. Clark and Devine would also be entitled to accelerated vesting of time-based options as if the termination date were one year later and payment of the annual bonus for the fiscal year prior to the year of termination, if not already paid. Mr. Clark would also be entitled to a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year.

Receipt of such severance benefits is conditioned, in each case, upon the provision by the respective executive of a release of claims against the Company, its affiliates and related parties.

Change of Control

Change of Control Arrangements.  The Compensation Committee has determined to provide change of control benefits for the named executive officers to reduce the uncertainty surrounding a potential change of control which could result in the departure or distraction of such officers to the detriment of our company and our stockholders. The Compensation Committee also believes that reasonable severance benefits for the named executive officers are important because it may be difficult for them to find comparable employment within a short period of time following certain qualifying terminations. None of the named executive officers are entitled to any gross up for change in control excise taxes.

Under the terms of the respective named executive officer’s employment and severance agreements, as applicable, in the event of termination of the executive by the Company other than for cause (as defined in the relevant employment or severance agreement) or by the executive with good reason (as defined in the relevant employment or severance agreement) within 24 months following a change in control of the Company, the named executive officer will be entitled to full vesting acceleration of all unvested stock option awards as of such officers’ termination date.

Other Agreements with our Officers and Directors

Indemnification Agreements

Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers.

Nominating Agreement with Warburg Pincus

In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the Board of Directors. If at any time Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the Board of Directors.

Second Amended and Restated Registration Rights Agreement

In August 2009, we entered into a Second Amended and Restated Registration Rights Agreement with Warburg Pincus and certain other security holders, including some of our executive officers and directors (Messrs. Clark, Sheng, Devine, Woodard and Craig, Ms. Dackerman and Dr. McAuliffe). The material terms of this agreement are described below.

Demand Registration Rights.  So long as we are eligible to file a registration statement with the SEC, Warburg Pincus may request that we effect a registration at any time, provided that anticipated aggregate public offering proceeds (before any underwriting discounts and commissions) will not be less than $7.5 million. We may postpone the filing of any such registration statement for up to 90 days once in any 12-month period. If during that 90-day period we file a registration statement and we are actively employing in good faith all reasonable efforts to cause such registration statement to become effective, then we may further postpone any demand registration until 180 days after the effective date of the currently filed registration statement. We may also postpone the filing of any such registration statement for up to 180 days once in any 12-month period if our Board of Directors determines in good faith that the filing would be seriously detrimental to our stockholders or us.

Form S-3 Registration Rights.  If we are eligible to file a registration statement on Form S-3, Warburg Pincus may request that we register their shares of common stock for resale on a Form S-3 registration statement, provided that the total proceeds of the shares to be offered is more than $5.0 million and that the request is not made within 180 days of the effective date of our most recent

Form S-3 registration statement in which the securities held by Warburg Pincus could have been included for sale or distribution. We are also not obligated to file a Form S-3 registration statement in any jurisdiction where we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, subject to certain restrictions. Warburg Pincus has the right to request an unlimited number of registrations on Form S-3. In July 2011, we filed a Form S-3 registration statement upon the request of Warburg Pincus, registering the resale of 34,589,220 shares of common stock held by Warburg Pincus.

Payment of Registration Expenses.  We are required to pay certain legal fees and other expenses on behalf of Warburg Pincus and other parties to the agreement in connection with any registration. For our initial public offering and a withdrawn secondary offering in 2009, we paid $269,000 in fees and other expenses on behalf of Warburg Pincus and $61,000 in fees and other expenses on behalf of the other selling stockholders. For the Form S-3 registration statement we filed on behalf of Warburg Pincus in July 2011, we paid $168,000 in fees and other expenses on behalf of Warburg Pincus.

Piggyback Registration Rights.  If we register any shares of common stock under the Securities Act in connection with a public offering, the stockholders with piggyback registration rights have the right to include in the registration shares of common stock held by them or which they can obtain upon the exercise or conversion of another security, subject to specified exceptions. The underwriters of any offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. If the total amount of shares of common stock these stockholders wish to include exceeds the total amount of shares which the underwriters determine the stockholders may sell in the offering, the shares to be included in the registration will be subject to cutbacks as specified in the agreement.

Master Purchase Agreement with Spigit, Inc.

In July 2011, we entered into a Master Purchase Agreement with Spigit, Inc. (“Spigit”). Spigit has developed certain social collaboration software and an online social collaboration system that captures, analyzes and quantifies interactions among participants. In July 2012, we entered into an addendum to the Master Purchase Agreement providing for additional user licenses and professional services. We paid Spigit a total of $253,000 and $789,000 under the Master Purchase Agreement, as amended, in 2011 and 2012, respectively. Two funds controlled by Warburg Pincus, LLC, were significant investors in Spigit. Warburg Pincus, LLC, also controls Warburg Pincus Private Equity VIII, LP, our majority stockholder. In September 2013, Spigit merged with Mindjet LLC. The two funds controlled by Warburg Pincus, LLC that were significant investors in Spigit own less than 5% of the post-merger entity.

Agreements with iParadigms, LLC

In June 2009, we entered into a Registration Agreement with iParadigms, LLC (“iParadigms”), as amended, pursuant to which we license certain software to detect and prevent student plagiarism. This agreement was amended in October 2012 to extend its term until October 2015. In August 2009, we entered into an iThenticate Registration Agreement with iParadigms, as amended, pursuant to which we license certain software to detect and prevent professional plagiarism. Under these agreements, we paid iParadigms less than $120,000 in 2011 and $285,000 in 2012. A fund controlled by Warburg Pincus, LLC, is a significant investor in iParadigms. Warburg Pincus, LLC, also controls Warburg Pincus Private Equity VIII, LP, our majority stockholder.

Net Share Issuance and Share Repurchase

In September 2012, our Board of Directors, upon the recommendation of the Compensation Committee, adopted a net issuance program to allow for the exercise of options held by Messrs. Clark, Devine and Sheng prior to their expiration. The options, if unexercised, would have expired in April 2014. Upon the exercise of options pursuant to the program, we retained shares sufficient in value to cover the aggregate option exercise price and the then-applicable withholding taxes. In November 2012, California voters approved Proposition 30, which retroactively imposed additional state taxes on participants in the net issuance program. In December 2012, we repurchased a number of shares from Messrs. Clark, Devine and Sheng sufficient in value to cover such additional state taxes ($547,000, $34,000 and $21,000, respectively). The repurchase was approved by our Board of Directors following approval and recommendation of the Compensation Committee and Audit Committee. The shares were repurchased at a price equal to the closing price of our common stock on the New York Stock Exchange on the day the repurchase was approved by our Board of Directors. No shares were sold into the market in connection with either the option exercises pursuant to the net issuance program or the share repurchase.

Recent Securities Transactions

Based on our records and to the best of our knowledge, except as set forth below, no transactions in our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.

Date of Transaction	Identity of Person	Number of Shares	Price per Share	Nature of Transaction
September 11, 2013	Brandon Pope, Vice President, Chief Accounting Officer	1,784	$17.3726	Sale of Common Stock
September 11, 2013	Brandon Pope, Vice President, Chief Accounting Officer	600	$17.391	Sale of Common Stock
September 11, 2013	Brandon Pope, Vice President, Chief Accounting Officer	1,000	$17.3819	Sale of Common Stock

12.  Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NYSE. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NYSE. See Section 7.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.  Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

As a Delaware corporation, we are subject to legal restrictions on our ability to complete distributions to stockholders (such as dividends and share repurchases). These limitations take into account our retained earnings or the relative balances of our assets and liabilities and are designed to ensure that a corporation does not impair its ability to satisfy its liabilities by returning capital to its stockholders. Compliance with these limitations limits the amount of cash we can distribute to stockholders in the form of the purchase price for tendered shares. We anticipate that we will pay an aggregate Purchase Price of approximately $200 million for the shares tendered in the Offer, assuming the maximum of 10,250,000 shares are tendered in the Offer. See Section 9. Based on our balance sheet as of September 30, 2013, we do not believe the payment of such aggregate Purchase Price is subject to the restrictions imposed by Delaware law described above.

On November 8, 2013, Ashford University received notification from the U.S. Department of Education, or the Department, that the University has been approved for accreditation with the Accrediting Commission for Senior Colleges and Universities of the Western Association of Schools and Colleges, or WASC. In its notification, the Department formally recognized WASC as the primary accrediting agency for the University. Ashford University also received a letter from the Federal Student Aid School Eligibility Channel School Participation Team acknowledging that the University’s Application for Approval to Participate in Federal Student Financial Aid Programs had been provisionally approved, permitting the University to continue to participate in federal financial aid programs.

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. When the Company becomes aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company records a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the nature of the specific claim if the likelihood of a potential loss is reasonably possible and the amount involved is material. Below is a list of material legal proceedings to which the Company or its subsidiaries is a party.

Compliance Audit by the Department’s Office of the Inspector General (“OIG”)

In January 2011, Ashford University received a final audit report from the OIG regarding the compliance audit commenced in May 2008 and covering the period July 1, 2006 through June 30, 2007. The audit covered Ashford University’s administration of Title IV program funds, including compliance with regulations governing institutional and student eligibility, awards and disbursements of Title IV program funds, verification of awards and returns of unearned funds during that period, and its compensation of financial aid and recruiting personnel during the period May 10, 2005 through June 30, 2009.

The final audit report contained audit findings, in each case for the period July 1, 2006 through June 30, 2007, which are applicable to award year 2006-2007. Each finding was accompanied by one or more recommendations to the Department’s Office of Federal Student Aid (“FSA”). Ashford University provided FSA a detailed response to OIG’s final audit report in February 2011. For further details regarding the audit report, please refer the section titled “Regulation - Department Regulation of Title IV Programs - Compliance reviews, audits and reports,” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 12, 2013, and amended on May 17, 2013. If the FSA were to determine to assess a monetary liability or commence other administrative action, Ashford University would have an opportunity to contest the assessment or proposed action through administrative proceedings, with the right to seek review of any final administrative action in the federal courts.

Iowa Attorney General Civil Investigation of Ashford University

In February 2011, Ashford University received from the Attorney General of the State of Iowa (“Iowa Attorney General”) a Civil Investigative Demand and Notice of Intent to Proceed (“CID”) relating to the Iowa Attorney General’s investigation of whether certain of the university’s business practices comply with Iowa consumer laws. Pursuant to the CID, the Iowa Attorney General has requested documents and detailed information for the time period January 1, 2008 to present. On June 24, 2013 and October 25, 2013, representatives from the Company and Ashford University met with the Iowa Attorney General to discuss the status of the investigation and a potential resolution involving injunctive relief and a monetary payment. Ashford University is cooperating with the investigation and cannot predict the eventual scope, duration or outcome of the investigation at this time or whether a potential resolution can be reached. As a result, the Company cannot reasonably estimate a range of loss for this action and accordingly has not accrued any liability associated with this action. However, if we are able to resolve this matter, we believe any such resolution would result in material payments and certain non-monetary remedies.

New York Attorney General Investigation of Bridgepoint Education, Inc.

In May 2011, the Company received from the Attorney General of the State of New York (“NY Attorney General”) a Subpoena relating to the NY Attorney General’s investigation of whether the Company and its academic institutions have complied with certain New York state consumer protection, securities and finance laws. Pursuant to the Subpoena, the NY Attorney General has requested from the Company and its academic institutions documents and detailed information for the time period March 17, 2005 to present. The Company is cooperating with the investigation and cannot predict the eventual scope, duration or outcome of the investigation at this time.

North Carolina Attorney General Investigation of Ashford University

In September 2011, Ashford University received from the Attorney General of the State of North Carolina (“NC Attorney General”) an Investigative Demand relating to the NC Attorney General’s investigation of whether the university’s business practices complied with North Carolina consumer protection laws. Pursuant to the Investigative Demand, the NC Attorney General has requested from Ashford University documents and detailed information for the time period January 1, 2008 to present. Ashford University is cooperating with the investigation and cannot predict the eventual scope, duration or outcome of the investigation at this time.

California Attorney General Investigation of For-Profit Educational Institutions

In January 2013, the Company received from the Attorney General of the State of California (“CA Attorney General”) an Investigative Subpoena relating to the CA Attorney General’s investigation of for-profit educational institutions. Pursuant to the Investigative Subpoena, the CA Attorney General has requested documents and detailed information for the time period March 1, 2009 to present. On July 24, 2013, the CA Attorney General filed a petition to enforce certain categories of the Subpoena related to recorded calls and electronic marketing data. On September 25, 2013, we reached an agreement with the CA Attorney General to produce certain categories of the documents requested in the petition and stipulated to continue the hearing on the petition to enforce from October 3, 2013 to January 9, 2014. The Company cannot predict the eventual scope, duration or outcome of the investigation at this time. As a result, the Company cannot reasonably estimate a range of loss for this action and accordingly has not accrued any liability associated with this action.

Securities Class Action

On July 13, 2012, a securities class action complaint was filed in the U.S. District Court for the Southern District of California by Donald K. Franke naming the Company, Andrew Clark, Daniel Devine and Jane McAuliffe as defendants for allegedly making false and materially misleading statements regarding the Company’s business and financial results, specifically the concealment of accreditation problems at Ashford University. The complaint asserts a putative class period stemming from May 3, 2011 to July 6, 2012. A substantially similar complaint was also filed in the same court by Luke Sacharczyk on July 17, 2012 making similar allegations against the Company, Andrew Clark and Daniel Devine. The Sacharczyk complaint asserts a putative class period stemming from May 3, 2011 to July 12, 2012. Finally, on July 26, 2012, another purported securities class action complaint was filed in the same court by David Stein against the same defendants based upon the same general set of allegations and class period. The complaints allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and seek unspecified monetary relief, interest, and attorneys’ fees.

On October 22, 2012, the Sacharczyk and Stein actions were consolidated with the Franke action and the Court appointed the City of Atlanta General Employees Pension Fund and the Teamsters Local 677 Health Services & Insurance Plan as lead plaintiffs. A consolidated complaint was filed on

December 21, 2012 and the Company filed a motion to dismiss on February 19, 2013. On September 13, 2013, the Court granted the motion to dismiss with leave to amend for alleged misrepresentations relating to Ashford University’s quality of education, the WASC accreditation process, and the Company’s financial forecasts. The Court denied the motion to dismiss for alleged misrepresentations concerning Ashford University’s persistence rates. The plaintiff did not file an amended complaint by the October 31, 2013 deadline and therefore the case will now proceed to discovery.

The Company believes the lawsuit is without merit and intends to vigorously defend against it. However, because of the many questions of fact and law that may arise, the outcome of this legal proceeding is uncertain at this point. Based on the information available to the Company at present, it cannot reasonably estimate a range of loss for this action and accordingly has not accrued any liability associated with this action.

Shareholder Derivative Actions

On July 24, 2012, a shareholder derivative complaint was filed in California Superior Court by Alonzo Martinez. In the complaint, the plaintiff asserts a derivative claim on the Company’s behalf against certain of its current and former officers and directors. The complaint is entitled Martinez v. Clark, et al., and generally alleges that the individual defendants breached their fiduciary duties of candor, good faith and loyalty, wasted corporate assets and were unjustly enriched. The complaint seeks unspecified monetary relief and disgorgement on behalf of the Company, as well as other equitable relief and attorneys’ fees. On September 28, 2012, a substantially similar shareholder derivative complaint was filed in California Superior Court by David Adolph-Laroche. In the complaint, the plaintiff asserts a derivative claim on the Company’s behalf against certain of its current and former officers and directors. The complaint is entitled Adolph-Laroche v. Clark, et al., and generally alleges that the individual defendants breached their fiduciary duties of candor, good faith and loyalty, wasted corporate assets and were unjustly enriched.

On October 11, 2012, the Adolph-Laroche action was consolidated with the Clark action and the case is now entitled In re Bridgepoint, Inc. Shareholder Derivative Action. A consolidated complaint was filed on December 18, 2012 and the defendants filed a motion to stay the case while the underlying securities class action is pending. The motion was granted by the Court on April 11, 2013. A status conference was held on October 10, 2013, during which the Court ordered the stay continued but permitted the plaintiff to receive copies of any discovery responses served in the underlying securities class action.

On November 5, 2013, the Company was noticed that on November 1, 2013, a shareholder derivative complaint was filed in the U.S. District Court for the Southern District of California by James Cannon. In the complaint, the plaintiff asserts a derivative claim on the Company’s behalf against certain of its current officers and directors. The complaint is substantially similar to the previously filed California State Court derivative action and is entitled Cannon v. Clark, et al. In the complaint, the plaintiff generally alleges that the individual defendants breached their fiduciary duties of candor, good faith and loyalty, wasted corporate assets and were unjustly enriched. The complaint seeks unspecified monetary relief and disgorgement on behalf of the Company, as well as other equitable relief and attorneys’ fees. The defendants are evaluating the complaint and may file a motion to stay the case while the underlying securities class action is pending.

Guzman v. Bridgepoint Education, Inc.

In January 2011, Betty Guzman filed a class action lawsuit against the Company, Ashford University and University of the Rockies in the U.S. District Court for the Southern District of California. The complaint is entitled Guzman v. Bridgepoint Education, Inc., et al., and alleges that the defendants engaged in misrepresentation and other unlawful behavior in their efforts to recruit and retain students. The complaint asserts a putative class period of March 1, 2005 through the present. In March 2011, the defendants filed a motion to dismiss the complaint, which was granted by the Court with leave to amend in October 2011.

In January 2012, the plaintiff filed a first amended complaint asserting similar claims and the same class period, and the defendants filed another motion to dismiss. In May 2012, the Court granted the University of the Rockies’ motion to dismiss and granted in part and denied in part the motion to dismiss filed by the Company and Ashford University. The Court also granted the plaintiff leave to file a second amended complaint. In August 2012, the plaintiff filed a second amended complaint asserting similar claims and the same class period. The second amended complaint seeks unspecified monetary relief, disgorgement of all profits, various other equitable relief, and attorneys’ fees. The defendants filed a motion to strike portions of the second amended complaint, which was granted in part and denied in part. On March 14, 2013, the Company filed a motion to deny class certification for students enrolled on or after May 2007 when Ashford University adopted a binding arbitration policy. On August 23, 2013, the Court denied the motion finding that although “some” absent class members in this case may have signed an enforceable arbitration agreement, this does not demonstrate an overbroad or unascertainable class that forecloses certification at this stage of the proceedings. On September 23, 2013, the Court entered an order bifurcating discovery and permitting only class certification discovery to take place until the plaintiff’s motion for class certification, which is due to be filed on or before April 30, 2014, is decided.

The Company believes the lawsuit is without merit and intends to vigorously defend against it. However, because of the many questions of fact and law that may arise, the outcome of this legal proceeding is uncertain at this point. Based on the information available to the Company at present, it cannot reasonably estimate a range of loss for this action and accordingly has not accrued any liability associated with this action.

Qui Tam Complaints

In December 2012, the Company received notice that the U.S. Department of Justice had declined to intervene in a qui tam complaint filed in the U.S. District Court for the Southern District of California by Ryan Ferguson and Mark T. Pacheco under the Federal False Claims Act on March 10, 2011 and unsealed on December 26, 2012. The case is entitled United States of America, ex rel., Ryan Ferguson and Mark T. Pacheco v. Bridgepoint Education, Inc., Ashford University and University of the Rockies. The qui tam complaint alleges, among other things, that since March 10, 2005, the Company caused its institutions, Ashford University and University of the Rockies, to violate the Federal False Claims Act by falsely certifying to the U.S. Department of Education that the institutions were in compliance with various regulations governing the Title IV programs, including those that require compliance with federal rules regarding the payment of incentive compensation to enrollment personnel, student disclosures, and misrepresentation in connection with the institutions’ participation in the Title IV programs. The complaint seeks significant damages, penalties and other relief. On April 30, 2013, the relators petitioned the Court for voluntary dismissal of the complaint without prejudice. The U.S. Department of Justice filed a notice stipulating to the dismissal and the Court granted the dismissal on June 12, 2013.

In January 2013, the Company received notice that the U.S. Department of Justice had declined to intervene in a qui tam complaint filed in the U.S. District Court for the Southern District of California by James Carter and Roger Lengyel under the Federal False Claims Act on July 2, 2010 and unsealed on January 2, 2013. The case is entitled United States of America, ex rel., James Carter and Roger Lengyel v. Bridgepoint Education, Inc., Ashford University. The qui tam complaint alleges, among other things, that since March 2005, the Company and Ashford University have violated the Federal False Claims Act by falsely certifying to the U.S. Department of Education that Ashford University was in compliance with federal rules regarding the payment of incentive compensation to enrollment personnel in connection with the institution’s participation in Title IV programs. Pursuant to a stipulation between the parties, the relators filed an amended complaint on May 10, 2013. The amended complaint is substantially similar to the original complaint and seeks significant damages, penalties and other relief. The Company intends to vigorously defend against the allegations set forth in the amended complaint and filed a motion to dismiss on June 24, 2013, which is currently pending.

Employee Class Actions

On October 24, 2012, a class action complaint was filed in California Superior Court by former employee Marla Montano naming the Company and Ashford University as defendants. The case is entitled Marla Montano v. Bridgepoint Education and Ashford University. The complaint asserts a putative class consisting of former employees who were terminated in January 2012 and July 2012 as a result of a mass layoff, relocation or termination and alleges that the defendants failed to comply with the notice and payment provisions of the California WARN Act. A substantially similar complaint, entitled Dilts v. Bridgepoint Education and Ashford University, was also filed in the same court on the same day by Austin Dilts making similar allegations and asserting the same putative class. The complaints seek back pay, the cost of benefits, penalties and interest on behalf of the putative class members, as well as other equitable relief and attorneys’ fees.

The Company and Ashford University intend to vigorously defend against these actions. On January 25, 2013, the Company filed motions to compel binding arbitration with the Court, which were granted on May 20, 2013. The parties are in the process of selecting an arbitrator.

14.  Material U.S. Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States, holders who hold shares that constitute qualified small business stock within the meaning of Section 1202 of the Code or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle).

In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the application of the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer. This summary also does not address the 3.8% Medicare surtax on “net investment income,” including, among other things, dividends and net gain from dispositions of property (other than property held in a trade or business), to which certain individuals, estates and trusts whose income exceeds certain thresholds may be subject.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.

Holders of shares that are not U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding and information reporting rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Exchange of Shares Pursuant to the Offer.  An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 50% and (ii) the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. The IRS has indicated in published guidance that an exchange of shares for cash that results in any reduction of the proportionate equity interest in a publicly and widely held corporation by a stockholder with a minimal relative equity interest and that does not exercise any control over or participate in the management of corporate affairs may be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction).

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax on amounts treated as dividends at the same preferential rate applicable to long-term capital gains, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Any U.S. Holder that, immediately before the exchange of our shares for cash pursuant to the Offer, owned at least 5% (by vote or value) of our total outstanding shares must include a statement on or with such holder’s tax return for the taxable year of the exchange indicating the fair market value and basis of the shares transferred and the amount of cash received pursuant to the Offer.

See Section 3 with respect to the application of U.S. withholding, backup withholding and information reporting.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15.  Extension of the Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof, in either case, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.  Fees and Expenses

We have retained Barclays Capital to act as Dealer Manager, MacKenzie Partners Inc. to act as Information Agent and Wells Fargo Shareowner Services to act as Depositary in connection with the Offer. The Dealer Manager may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager, Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through a bank, broker, dealer, trust company or other nominee are urged to consult their nominee to determine whether transaction costs may apply if stockholders tender shares through the nominee and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

17.  Certain Financial Information

Historical Financial Information.  We incorporate by reference the financial statements and notes thereto from our Annual Report on Form 10-K/A for the year ended December 31, 2012. In addition, we incorporate by reference the financial information included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data.  The following table sets forth our summary historical consolidated financial data for the years ended December 31, 2012 and December 31, 2011 and the nine month periods ended September 30, 2013 and September 30, 2012, certain selected ratios for such periods, and our financial position at September 30, 2013. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K/A for the year ended December 31, 2012 and the unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Financial data for the nine month periods ended September 30, 2013 and September 30, 2012, the selected ratios for such periods, and our financial position at September 30, 2013 are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(In thousands, except per share amounts)
Consolidated Statements of Income Data:
Revenue	$605,170	$758,815	$968,171	$933,349
Costs and expenses:
Instructional costs and services	299,895	260,489	362,523	303,860
Admissions advisory and marketing	179,632	273,970	339,209	297,619
General and administrative	53,344	57,836	70,975	58,123

Total costs and expenses	532,871	592,295	772,707	659,602

Operating income	72,299	166,520	195,464	273,747
Other income, net	2,636	2,492	3,370	2,768

Income before income taxes	74,935	169,012	198,834	276,515
Income tax expense	27,465	63,963	75,413	103,751

Net income	$47,470	$105,049	$123,421	$172,764

Earnings per share:
Basic	$0.88	$2.00	$2.33	$3.30
Diluted	0.85	1.87	2.21	3.02
Weighted average number of common shares outstanding used in computing earnings per share:
Basic	54,201	52,576	52,947	52,291
Diluted	55,795	56,089	55,946	57,133

	As of September 30, 2013
	(In thousands, except per share data)
Consolidated Balance Sheet Data:
Cash			$ 431,762
Current assets			545,196
Total assets			765,190
Total stockholders’ equity			550,815

Shares outstanding — common stock			54,452
Book value per share (a)			$ 10.12

(a)	Reflects Stockholders’ equity divided by shares outstanding.

Summary Unaudited Pro Forma Consolidated Financial Data.  The following table sets forth summary unaudited pro forma consolidated financial data for the year ended December 31, 2012 and the nine months ended September 30, 2013, certain ratios for such periods, and our financial position at September 30, 2013. This summary unaudited pro forma consolidated financial data gives effect to the purchase of shares pursuant to the Offer, as if such purchase had occurred on January 1, 2013 and 2012 for the consolidated statements of income data for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively, and on September 30, 2013 for the consolidated balance sheet data as of September 30, 2013. This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K/A for the year ended December 31, 2012 and the unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations that actually would have been attained had the purchase of shares pursuant to the tender offer and the related financing been completed at the dates indicated, or will be achieved in the future. There can be no assurance that we will secure the necessary financing for the tender offer on terms acceptable to us or at all. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements.”

	Nine Months Ended September 30, 2013			Year Ended December 31, 2012
	Actual	Adjust- ments	Pro Forma (a)	Actual	Adjust- ments	Pro Forma (a)
	(In thousands, except per share and ratio data)
Consolidated Statements of Income Data:
Revenue	$605,170	$—	$605,170	$968,171	$—	$968,171
Costs and expenses:
Instructional costs and services	299,895	—	299,895	362,523	—	362,523
Admissions advisory and marketing	179,632	—	179,632	339,209	—	339,209
General and administrative (b)	53,344	—	53,344	70,975	—	70,975

Total costs and expenses	532,871	—	532,871	772,707	—	772,707

Operating income	72,299	—	72,299	195,464	—	195,464
Other income, net	2,636	(600)	2,036	3,370	(800)	2,570

Income before income taxes	74,935	(600)	74,335	198,834	(800)	198,034
Income tax expense	27,465	(220)	27,245	75,413	(298)	75,115

Net income	$47,470	$(380)	$47,090	$123,421	$(502)	$122,919

Earnings per share:
Basic	$0.88	$0.19	$1.07	$2.33	$0.55	$2.88
Diluted	0.85	0.18	1.03	2.21	0.48	2.69
Weighted average number of common shares outstanding used in computing earnings per share:
Basic	54,201	(10,250)	43,951	52,947	(10,250)	42,697
Diluted	55,795	(10,250)	45,545	55,946	(10,250)	45,696

(a)	Reflects a reduction of 10,250,000 shares assumed to be repurchased in the Offer as of the beginning of the periods presented.
(b)	Potential non-cash stock compensation charge to be recorded, depending on option participation. We believe any amount would be immaterial.

	As of September 30, 2013
	Actual	Adjustments	Pro Forma (a)
	(In thousands, except per share data)
Consolidated Balance Sheet Data:
Cash	$431,762	$(201,875)	$229,887
Current assets	545,196	(201,875)	343,321
Total assets	765,190	(201,875)	563,315
Total stockholders’ equity	550,815	(201,875)	348,940
Shares outstanding — common stock (b)	54,452	(10,250)	44,202
Book value per share	$10.12		$7.89

(a)	Reflects the repurchase of 10,250,000 shares at the Purchase Price, plus associated transaction fees and costs of approximately $2 million.
(b)	Reflects a reduction of 10,250,000 shares assumed to be repurchased in the transaction.

18.  Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

November 13, 2013

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF BRIDGEPOINT EDUCATION, INC.

The following table sets forth the name, present principal occupation or employment and 5-year employment history of the directors and executive officers of Bridgepoint. The business address of each director and executive officer is 13500 Evening Creek Drive North, San Diego, California, 92128. Each director and executive officer of Bridgepoint is a United States citizen.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Andrew S. Clark	Andrew S. Clark, age 48, has served as our Chief Executive Officer and a director since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and served on the Board of Trustees of University of the Rockies from September 2007 to August 2010. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned an M.B.A. from the University of Phoenix and a B.A. from Pacific Lutheran University. During the term of his employment, we have agreed to nominate Mr. Clark for election to the Board of Directors pursuant to the terms of his employment agreement. Mr. Clark brings to the Board of Directors over 19 years of experience in the postsecondary education sector, as well as a deep understanding of our business and its history that he has acquired since he launched Bridgepoint Education in 2004.
Ryan Craig	Ryan Craig, age 40, has served as a director of our company since November 2003. Mr. Craig is a founding partner of University Ventures, an investment fund focused on innovation from within higher education. Prior to University Ventures, he founded and served as President of Wellspring, an organization providing treatment programs for overweight and obese adolescents. From 2001 to 2004, Mr. Craig was an Associate at Warburg Pincus LLC in the education sector. From 1999 to 2001, Mr. Craig served as Vice President Business Development for Fathom, a consortium of universities, museums and libraries. From 1994 to 1996, he worked as a consultant with McKinsey & Company. Mr. Craig earned a B.A. from Yale University and a J.D. from Yale Law School. Mr. Craig currently serves on the board of five privately-held companies. Mr. Craig brings to the Board of Directors extensive expertise in the postsecondary education sector and a long history with our business, which enables him to provide key strategic vision.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Dale Crandall	Dale Crandall, age 72, has served as a director of our company since December 2008. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its President. From April 2000 to June 2002, Mr. Crandall served as the President and Chief Operating Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. From June 1998 to March 2000, Mr. Crandall served as the Senior Vice President and Chief Financial Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. Mr. Crandall also serves as a director for Ansell Limited, Endurance International Group, Inc. and three private companies and as lead trustee for The Dodge & Cox Mutual Funds. Within the last five years, Mr. Crandall also served as a director for Coventry Health Care, Inc., Metavante Technologies, Inc., BEA Systems, Inc. and Covad Communications Group, Inc. Mr. Crandall earned a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley, and is a certified public accountant (inactive). Mr. Crandall brings to the Board of Directors a strong foundation in financial reporting and accounting matters for complex organizations, as well as executive leadership and management experience.
Marye Anne Fox	Marye Anne Fox, age 65, has served as a director of our company since November 2011 and as the Chancellor of the University of California, San Diego, and Distinguished Professor of Chemistry at that institution since August 2004. Before such appointment, Dr. Fox served as the Chancellor of North Carolina State University and as Distinguished University Professor of Chemistry from August 1998 until July 2004. She has served on the Board of Trustees for Dartmouth College and on the University of Notre Dame Board of Trustees. Dr. Fox serves on the board of directors of W.R. Grace & Co. (NYSE:GRA), a specialty chemicals and materials company, and Red Hat, Inc. (NYSE: RHT), a provider of open source solutions. Dr. Fox previously served on the board of directors of Boston Scientific Corporation, a developer, marketer and manufacturer of medical devices, from June 2002 until May 2011, as well as on the board of directors of Pharmaceutical Product Development, Inc., a biotechnology development services company, from 2002 until 2008. Since 1996 Dr. Fox has served on the board of directors of the Camille and Henry Dreyfus Foundation, which supports science education. In October 2010, President Barack Obama named Dr. Fox to receive the National Medal of Science, the highest honor bestowed by the United States government on scientists, engineers and investors. Dr. Fox received her bachelor’s degree from Notre Dame College, her master’s degree from Cleveland State University and her doctoral degree from Dartmouth College, all in chemistry. Dr. Fox brings an extensive background in higher education to the Board of Directors.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Patrick T. Hackett	Patrick T. Hackett, age 51, has served as a director of our company since March 2008 and as Chairman of the Board since February 2009. Mr. Hackett is a Managing Director and Co-Head of the Technology, Media and Telecommunications group at Warburg Pincus LLC, which he joined in 1990, and a General Partner of Warburg Pincus & Co. Mr. Hackett also serves as a director of Nuance Communications, Inc. and three privately-held companies. Mr. Hackett earned a B.A. from the University of Pennsylvania and a B.S. from the Wharton School of Business at the University of Pennsylvania. As a director and Chairman of the Board, Mr. Hackett brings leadership expertise to the Board of Directors, with a focus on corporate strategy and corporate governance, which has been gained through his experience as a director and investor in technology companies.
Robert Hartman	Robert Hartman, age 65, has served as a director of our company since November 2006. Mr. Hartman is currently a private investor. From 1979 to September 2005, Mr. Hartman served in various management roles for Universal Technical Institute, including President, Chief Executive Officer and Chairman of the Board. During the 1980’s, Mr. Hartman served as Chairman of the Arizona State Board for Private Postsecondary Education and was Founder and Chairman of the Western Council of Private Career Schools. Mr. Hartman currently serves on the board of one privately-held company. Mr. Hartman earned an M.B.A. from DePaul University and a B.A. from Michigan State University. Mr. Hartman provides the Board of Directors with the insight generated by decades of experience in the postsecondary education sector, as well as experience in management and corporate governance.
Adarsh Sarma	Adarsh Sarma, age 39, has served as a director of our company since July 2005. Mr. Sarma is a Managing Director in the Technology, Media and Telecommunication group at Warburg Pincus LLC, which he joined as a Principal in 2005. From 2002 to early 2005, Mr. Sarma was a Principal at Chryscapital, a private equity firm. Mr. Sarma currently serves as a director of four private companies and previously served as a director of Metavante Technologies, Inc. Mr. Sarma earned a B.A. from Knox College and an M.B.A. from the University of Chicago. Mr. Sarma brings to the Board of Directors a strong background as a corporate director and an investor in a variety of technology companies, which enables him to provide guidance for running a dynamic and efficient business.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Daniel J. Devine	Daniel J. Devine joined us in January 2004 and currently serves as our Executive Vice President/Chief Financial Officer. Prior to Mr. Devine’s appointment as Executive Vice President/Chief Financial Officer in January 2011, Mr. Devine served as our Senior Vice President/Chief Financial Officer, from November 2008 to December 2010, and as our Chief Financial Officer, from January 2004 to November 2008. Mr. Devine has over 20 years of senior finance experience. From March 2002 to December 2003, Mr. Devine served as the Chief Financial Officer of A-Life Medical. From 1994 to 2000, Mr. Devine served in various management roles for Mitchell International Inc. culminating in his position as Chief Financial Officer from 1998 to 2000. From 1987 to 1993, Mr. Devine served in various management roles for Foster Wheeler Corporation, culminating in his position of divisional Chief Financial Officer from 1990 to 1993. Mr. Devine earned a B.A. from Drexel University and is a certified public accountant.
Jane McAuliffe	Jane McAuliffe joined us in July 2005 and currently serves as our Executive Vice President of External Affairs/Chief Academic Officer. Prior to Dr. McAuliffe’s appointment as in January 2011, Dr. McAuliffe served as our Senior Vice President/Chief Administrative Officer, from November 2008 to December 2010, and as our Vice President of Academic Affairs, from September 2007 to November 2008. Dr. McAuliffe also served as Chancellor/President of Ashford University from July 2005 to December 2010. From 2003 to 2005, Dr. McAuliffe served as President of Argosy University/Sarasota Campus in Sarasota, Florida. Prior to 2003, Dr. McAuliffe served in various management roles including Vice President for Academic Affairs at American InterContinental University in 2002, and prior to that Dean, Associate Dean and Program Director in the College of Education at the University of Phoenix from 1996 to 2002. Dr. McAuliffe earned a Ph.D., M.A. and B.A. from Arizona State University.
Rodney T. Sheng	Rodney T. Sheng joined us in January 2004 and currently serves as our Executive Vice President/Chief Administrative Officer. Prior to Mr. Sheng’s appointment as Executive Vice President/Chief Administrative Officer in January 2011, Mr. Sheng served as our Senior Vice President/Chief Administrative Officer from November 2008 to December 2010, and as our Vice President of Operations from January 2004 to November 2008. Mr. Sheng has over 20 years of experience in the postsecondary sector, during which time he has worked for four different colleges and universities and served in a variety of management roles. From 1995 to 2003, Mr. Sheng worked for Apollo Group, Inc. (University of Phoenix). From 2000 to 2002, Mr. Sheng served as Vice President/Campus Director and opened two campuses for the University of Phoenix in the state of Ohio. In 2002, Mr. Sheng was responsible for the marketing and recruitment for 12 learning centers throughout the Southern California metropolitan area. Mr. Sheng earned an M.A. from the University of Phoenix and a B.A. from San Diego State University.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Ross L. Woodard	Ross L. Woodard joined us in June 2004 and has served as our Senior Vice President/Chief Marketing Officer since November 2008. From June 2004 to February 2005, Mr. Woodard served as our Director of E-Commerce and from March 2005 to October 2008 he served as our Vice President of Marketing. From June 1992 to May 2004, Mr. Woodard held multiple senior management positions with Road Runner Sports. From 1998 to 2004, Mr. Woodard served as Director of E-Commerce for Road Runner Sports and was responsible for the internet sales and marketing channel. From 1992 through 1997, Mr. Woodard served in various management roles with Road Runner Sports, including Director of Sales. From 1989 to 1992, he served as a Regional Manager for Nike, Inc. in San Diego. Mr. Woodard earned a B.A. from San Diego State University.
Charlene Dackerman	Charlene Dackerman joined us in September 2004 and has served as our Senior Vice President of Human Resources since November 2008. From September 2004 to December 2005, Ms. Dackerman served as our Director of Human Resources, and from January 2006 to October 2008, she served as our Vice President of Human Resources. Ms. Dackerman has worked in the postsecondary sector for over 18 years. From 1986 to 2002, Ms. Dackerman served in various management roles for Kelsey Jenney College, including College Director, Campus Director, Dean and Director of Admissions. Ms. Dackerman earned an M.S. from National University and a B.S. from Humboldt State University.
Thomas Ashbrook	Thomas Ashbrook joined us in November 2008 and has served as our Senior Vice President/Chief Information Officer since that time. From March 2005 to March 2008, Mr. Ashbrook served as the Divisional Information Officer for Fremont Investment & Loan, a California industrial bank and lending institution, where he led information technology strategy for the residential business. From 2001 to 2005, Mr. Ashbrook served as the Senior Vice President of Technology Solutions for Fidelity National Information Solutions, a subsidiary of Fidelity National Financial. Mr. Ashbrook earned a B.S. in Electrical Engineering from California State University, Long Beach and an MBA from Ashford University, Clinton, Iowa.
Diane L. Thompson	Diane L. Thompson joined us in December 2008 and has served as our Senior Vice President, Secretary and General Counsel since that time. From September 1997 to November 2008, Ms. Thompson served in various management roles for Apollo Group, Inc. (University of Phoenix). From November 2000 to February 2006, Ms. Thompson served as Vice President/Counsel for Apollo Group, Inc. (University of Phoenix) and from March 2006 to November 2008, Ms. Thompson served as Chief Human Resources Officer. From October 1992 to July 1996, Ms. Thompson served as an attorney in the Pima County Attorney’s Office in Tucson, Arizona. Ms. Thompson earned a B.A. from St. Cloud University, an M.A. from Antioch University and a J.D. from the University of Arizona College of Law.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Douglas C. Abts	Douglas C. Abts joined us in August 2010 and has served as our Senior Vice President, Strategy and Corporate Development since that time. He is responsible for setting the strategic direction of the company, mergers and acquisitions activity, data intelligence capabilities, and new learning product development. Previously, Mr. Abts spent seven years at Science Applications International Corporation, most recently serving as Corporate Vice President for Mergers and Acquisitions. He earlier held the titles of Vice President for Strategic Development and Business Development Manager. For six years, Mr. Abts served with distinction as an Officer in the United States Navy SEAL Teams. Mr. Abts holds an M.B.A. from Harvard Business School and a B.A. from Stanford University.
Vickie L. Schray	Vickie L. Schray joined Bridgepoint Education in January 2011 and currently serves as the Senior Vice President, Regulatory Affairs and Public Policy. Prior to Ms. Schray’s appointment as the Senior Vice President Regulatory Affairs and Public Policy in December 2012, Ms. Schray served as the Vice President Regulatory Affairs. Ms. Schray has over 20 years of experience in postsecondary education and has worked at the federal, state and institutional level. From 1998 to 2010, Ms. Schray served in various leadership positions with the U.S. Department of Education, including Acting Deputy Assistant Secretary in the Office of Postsecondary Education, Senior Policy Analyst in the Office of the Under Secretary, and as the Deputy Director for the Secretary of Education’s Commission on the Future of Higher Education. Before her work with the Department of Education, Ms. Schray consulted for the National School-to-Work Opportunities Office and was Deputy Director of the National Skill Standards Board. Ms. Schray earned a M.S. at Portland State University and a B.S. at Oregon State University.

BRIDGEPOINT EDUCATION, INC.

November 13, 2013

Facsimile copies of the Letter of Transmittal, properly completed and duly executed with a manual signature, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier	By Facsimile Transmission:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions (800) 468-9716 (phone) (866) 734-9952 (fax)

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Barclays

745 Seventh Avenue

New York, New York 10019

Call Toll-free: (888) 610-5877